Pruco Life Insurance Company
Pruco Life Insurance Company of New Jersey

Prudential Premier Retirement Variable Annuities

Supplement dated March 15, 2010
To
Prospectuses dated February 11, 2010

This supplement should be read and retained with the prospectus for your Annuity.  If you would like another copy of the prospectus, please call us at 1-888-PRU-2888.

In this supplement, we announce that the name of the AST Fidelity Investments® Pyramis® Asset Allocation Portfolio has been changed to AST FI Pyramis® Asset Allocation Portfolio.  To reflect this name change, we amend the following sections of each prospectus, and all references to “AST Fidelity Investments® Pyramis® Asset Allocation Portfolio” are deemed to be replaced with references to “AST FI Pyramis® Asset Allocation Portfolio”:

•	The list of variable investment options on the inside front cover of the prospectus
•	The table of Underlying Mutual Fund Portfolio Annual Expenses
•	The table setting forth Portfolio Name/Investment Objectives & Policies

Pyramis is a registered service mark of FMR LLC. Used under license.